Harte Hanks Unveils CEO Transition Plan Amid Ongoing Strategic Shift
Karen Puckett to Step Down as President and CEO effective immediately
Temporary Office of the CEO Created to Leverage Expertise of Executive Leadership and Recently Appointed Directors
Board Launches Search to Identify World-Class CEO
August 28, 2018 – San Antonio – Harte Hanks today announced that Karen Puckett will be stepping down as President and Chief Executive Officer effective immediately. In the interim, the Board of Directors has created a temporary Office of the CEO to provide continuity and strategic direction as it conducts a search to identify a world-class CEO to guide the company through the next phase of growth.
Drawing on the deep, multidisciplinary expertise of Harte Hanks’ executive leadership and independent directors, the Office of the CEO will be composed of board members Jack Griffin, a Managing Director of M&A firm Oaklins DeSilva+Phillips, and Martin Reidy, former CEO and President of marketing agency Ansira Partners. Also joining the Office of the CEO are Harte Hanks executives Jon Biro, CFO and Executive Vice President, and Andrew Harrison, EVP of Contact Centers & CHRO.
“We would like to thank Karen for working constructively with the reconstituted board to act in the best interests of shareholders and customers. As part of the company’s ongoing effort to ensure world-class leadership, focus on client service and drive profitability, we felt this was the right time to take decisive steps to identify the next generation of leadership for our company,” said Alfred Tobia, Chairman of the Board. “In particular, with burgeoning M&A in the marketing services space, we believe there are exciting opportunities to help us accelerate growth while building upon the strengths of our full client offering.”
About Jack Griffin:
Jack Griffin is a Managing Director at Oaklins DeSilva+Phillips, an advisory firm in New York City focused on mid-market M&A transactions, valuations and restructurings for firms in media, marketing services, information, education and health care communications. Previously, as CEO of Tribune Publishing Company, Griffin led the 2014 spin-off of the Newspaper Division from Tribune Company into a separate publicly-traded company on the NYSE. Before Tribune, Griffin co-founded and was CEO of Empirical Media Advisors LLC, a consulting firm that assisted legacy media companies with digital transition, restructuring and strategic planning. He was also a Senior Advisor at Alix Partners LLP, a major worldwide restructuring firm. In former operating roles, Griffin was CEO at Time, Inc., President of the Publishing Group at Meredith Corporation and President & Publisher of Parade magazine.
About Martin Reidy:
A distinguished digital and direct marketing industry veteran, Martin Reidy was recently the Chief Executive Officer and President of Ansira Partners, a digital marketing agency. Reidy previously served as the Chief Executive Officer and President of Meredith Xcelerated Marketing (a marketing services division within Meredith Publishing Inc.). He was also the Chief Executive Officer and President of Publicis Modem and R/GA (leading digital advertising and relationship marketing services firms). Additionally, he was Senior Vice President of Global Strategy & Acquisitions at EMI Music/Capitol Records and was a Partner at Bain & Company. Reidy has led teams of over 2,500 employees spread across 50 countries managing marquee client accounts with Fortune 500 global brands. He holds an MBA from Wharton and a BS in Business from The University of California at Berkeley.
About Jon Biro:
Jon Biro is the Chief Financial Officer of Harte Hanks, a position he’s held since November 2017. Prior to joining Harte Hanks, Biro served in similar roles for Exterran Holdings, Inc. and Consolidated Graphics. Biro is a graduate of The University of Texas at Austin and holds a Masters in Accountancy from the University of Houston, C.T. Bauer College of Business.
About Andrew Harrison:
Andrew Harrison is the EVP, Contact Centers & CHRO of Harte Hanks where he leads operations and is responsible for Customer Experience Support, delivering customer support, demand generation and back office marketing services to the Company’s clients. With almost 20 years at the Company, Harrison has helped to lead change at Harte Hanks through acquisitions, functional consolidations, and process improvement – delivering improved top- and bottom-line performance. Harrison is a graduate of Baylor University.
About Harte Hanks:
Harte Hanks is a global marketing services firm specializing in multi-channel marketing solutions that connect our clients with their customers in powerful ways. Experts in defining, executing and optimizing the customer journey, Harte Hanks offers end-to-end marketing services including consulting, strategic assessment, data, analytics, digital, social, mobile, print, direct mail and contact center. From visionary thinking to tactical execution, Harte Hanks delivers smarter customer interactions for some of the world’s leading brands. Harte Hanks’ approximately 4,000 employees are located in North America, Asia-Pacific and Europe. For more information, visit Harte Hanks at www.hartehanks.com, call 800-456-9748, or email us at pr@hartehanks.com. Follow us on Twitter @hartehanks or Facebook at https://www.facebook.com/HarteHanks.
As used herein, “Harte Hanks” or “the Company” refers to Harte Hanks, Inc. and/or its applicable operating subsidiaries, as the context may require. Harte Hanks’ logo and name are trademarks of Harte Hanks.
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Robby Tepper, Finsbury
(646) 805-2000